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                                   EXHIBIT 10

                      SUMMARY OF COMPENSATION FOR DIRECTORS
                           OF R. G. BARRY CORPORATION


     Directors who are employees of R. G. Barry Corporation ("R. G. Barry") receive no additional compensation for their service as a director. Each director of R. G. Barry who is not an employee of R. G. Barry (a "Non-Employee Director") receives $20,000 annually for services as a director. In addition, each Non-Employee Director receives $1,000 for each regularly scheduled meeting and $500 for each telephonic meeting of the Board of Directors attended. All members of standing committees of the Board receive a fee of $500 for each committee meeting attended that occurs on the same day as a Board meeting, a fee of $1,000 for attending a committee meeting that does not occur on the same day as a Board meeting and a fee of $500 for participating in a telephonic meeting of a committee.

         The Chairman of the Board and the Chairs of certain Board committees are paid additional annual retainers for their services. The Chairman of the Board is paid an additional $5,000 annual retainer, and the Chair of the Audit Committee also receives an additional $5,000 annual retainer. The Chairs of the Compensation Committee and the Nominating and Governance Committees each receive an additional annual retainer of $2,500.

     Each of David P. Lauer, Roger E. Lautzenhiser, Janice Page, Edward M. Stan and Harvey A. Weinberg has previously been granted a non-qualified stock option (an "NSO") to purchase 6,250 common shares with an exercise price equal to the fair market value of R. G. Barry's common shares on the grant date. These NSOs have terms of ten years and became exercisable six months after their respective grant dates. The NSOs held by Messrs. Lautzenhiser, Stan and Weinberg and Ms. Page were granted pursuant to the R. G. Barry Corporation Stock Option Plan for Non-Employee Directors which terminated on May 16, 2001. Mr. Lauer's NSO was granted under the R. G. Barry Corporation 2002 Stock Incentive Plan (the "2002 Plan"). On March 7, 2005, each of Messrs. Lauer, Lautzenhiser, Stan and Weinberg and Ms. Page was granted an additional NSO to purchase 10,000 common shares at an exercise price of $3.80, the fair market value of R. G. Barry's common shares on the grant date. These NSOs have terms of five years and become exercisable in three equal annual installments beginning March 7, 2006. On June 16, 2005, each of Nicholas P. DiPaolo and David L. Nichols was granted an NSO to purchase 10,000 common shares at an exercise price of $4.50, the fair market value of R.
G. Barry's common shares on the grant date. These NSOs have terms of five years and become exercisable in three equal annual installments beginning June 16, 2006.